UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 21, 2015

TrustCo Bank Corp NY
(Exact name of registrant as specified in its charter)

NEW YORK	0-10592	14-1630287
State or Other Jurisdiction of Incorporation or Organization	Commission File No.	I.R.S. Employer Identification Number

5 SARNOWSKI DRIVE, GLENVILLE, NEW YORK 12302
(Address of principal executive offices)

(518) 377-3311
(Registrant’s Telephone Number,
Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TrustCo Bank Corp NY

Item 1.01.	Entry into a Material Definitive Agreement

On July 21, 2015 Trustco Bank (the “Bank”), the wholly owned subsidiary of TrustCo Bank Corp NY, entered into a formal agreement (the “Agreement”) with the Comptroller of the Currency of the United States (the “OCC”).

The Agreement relates to the findings of the OCC following an examination of the Bank. Since the completion of the examination, the Bank believes it has been working diligently to address the findings of the examination and to develop and implement appropriate formal action plans.

The Agreement requires the Bank to take various actions, within prescribed time frames, with respect to certain areas of the Bank. These include, among others, (i) establishment of a committee of at least three Directors to monitor and coordinate the Bank’s response to the Agreement; (ii) adoption of compliance plans to respond to the Agreement with the assistance of an independent qualified consultant; (iii) evaluation and implementation of improvements in corporate governance with the assistance of an independent qualified consultant; (iv) evaluation and implementation of improvements in internal audit; (v) development of a strategic plan; (vi) development of a revised capital plan consistent with the strategic plan; (vii) development and implementation of improvements to the Bank’s loan review system; and (viii) such other necessary steps to address the issues and questions noted by the OCC in the Agreement.

The foregoing is qualified in its entirety by reference to the Agreement itself, which is attached hereto as Exhibit 10.1, and is incorporated by reference into this Item 1.01.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Reg S-K Exhibit No.	Description

10.1	Formal Agreement, by and between Trustco Bank and the OCC, dated July 21, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 21, 2015

TrustCo Bank Corp NY
(Registrant)

By:	/s/ Michael M. Ozimek
Michael M. Ozimek
Senior Vice President and
Chief Financial Officer